Exhibit 4.12

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s 5.000% Senior Secured Notes due 2023 (the “Notes”) issued pursuant to the Indenture, dated as of November 1, 2012 (the “Secured Notes Base Indenture”), by and among WMG Acquisition Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto (the “Guarantors”), Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Credit Suisse AG, as Notes Authorized Agent and as Collateral Agent, as supplemented by the Fifth Supplemental Indenture, dated as of July 27, 2016 (“Fifth Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee. The Secured Notes Base Indenture, as supplemented by the Fifth Supplemental Indenture, is referred to herein as the “Indenture”.

The obligations of the Guarantor pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Secured Notes Base Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: July 27, 2016

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to the Warner Music Group Guarantee]